EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                        THREE SHADES FOR EVERYBODY, INC.

                                    ARTICLE I
                                      NAME
The name of the Corporation shall be: Three Shades For Everybody, Inc.

                                   ARTICLE II

          DURATION
The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

                                   ARTICLE III
                                     PURPOSE
The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV
                                 CAPITALIZATION
The corporation shall have the authority to issue two hundred million shares of common stock with a par value of $0.001 and fifty million shares of preferred stock with a par value of $0.001. The preferred stock may be issued in series, each of which may have such voting powers and such designations, preferences and relative, participating, optional or other special rights, and qualifications, or restrictions thereof, as shall be stated in the resolutions providing for the issue of such stock adopted by the board of directors pursuant to authority expressly vested in it by this provision of its certificate of incorporation.

                                    ARTICLE V
                                    RESERVED

                                   ARTICLE VI
                                     BY-LAWS
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.

                                   ARTICLE VII
                              MEETINGS AND RECORDS
Meetings of the stockholders may be held within or without the State of Delaware, as the By-Laws provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.
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                                  ARTICLE VIII
                              NO PRE-EMPTIVE RIGHTS
Shareholders of the Corporation shall not have pre-emptive rights to subscribe for or acquire additional shares of the Corporation, whether such shares be hereby or hereafter authorized.

                                   ARTICLE IX
                    INDEMNIFICATION OF OFFICERS AND DIRECTORS
The Corporation shall indemnify any and all persons who may serve or who have served at any time as directors or officers, or who, at the request of the Board of Directors of the Corporation, may serve, or at any time have served as directors or officers of another corporation in which the Corporation at such time owned or may own shares of stock, or which it was or may be a creditor, and the respective heirs, administrators, successors, and assigns, against any and all expenses, including amounts paid upon judgment, counsel fees, and amounts paid in settlement (before or after suit is commenced), actually or necessarily by such persons in connection with the defense or settlement or any claim, action, suit, or proceeding in which they, or any of them, are made parties, or a party, or which may be assessed against them or any of them, by reason of being or having been directors or officers of the Corporation, or such other corporation, except in relation to matters as to which any such director or officer of the Corporation, or such other corporation, or former director or officer shall be adjudged in any action, suit or proceeding to be liable for his own negligence of misconduct in the performance of his duties. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by-law, agreement, vote of stockholders or otherwise.

                                    ARTICLE X
                        OFFICERS AND DIRECTORS CONTRACTS
No contract or other transaction between this Corporation and any other firm or corporation shall be affected by the fact that a director or officer of this Corporation has an interest in, or is a director or officer of this Corporation or any other corporation. Any officer or director individually or with others, may be a party to, or may have an interest in, any transaction of this Corporation, or any transaction in which this Corporation is a party or has an interest. Each person who is not or may become an officer or director of this Corporation is hereby relieved from liability he might otherwise obtain in the event such officer or director contracts with this corporation for the benefit of himself or any firm or other corporation in which he may have an interest, provided such officer or director acts in good faith.

                                    ARTCLE XI
                           REGISTERED OFFICE AND AGENT
The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

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                                   ARTICLE XII
                                    AMENDMENT
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE XIII
                                    DIRECTORS
The number of directors of the Corporation shall be fixed from time to time by its By-Laws and may be increased or decreased.

                                   ARTICLE XIV
                                  INCORPORATORS
The name and the address if the incorporator for this Corporation is as follows:

     Name                                       Address
     ----                                       -------

     Marlen V. Johnson                    430 East 400 South
                                          Salt Lake City, Utah 84111

I, THE UNDERSIGNED, being the incorporator herein before named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 16th day of July, 1985.


DATED this 16th day of July, 1985           /s/ Marlen V. Johnson
                                            ------------------------------------
                                            Marlen V. Johnson

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